September 19, 2017

Salvatore Faia

President

The RBB Fund, Inc.

615 E Michigan St

Milwaukee, WI 53202

Re: The RBB Fund, Inc. - Campbell Multi-Asset Carry Fund and Campbell Dynamic Trend Fund (each, a “Fund”)

Dear Mr. Faia:

By our execution of this letter agreement (this “Agreement”), Campbell & Company Investment Adviser LLC (the “Adviser”) agrees that in order to improve the performance of each Fund, the Adviser shall, from January 1, 2018 through December 31, 2018, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which a Fund's total operating expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (other than brokerage commissions, extraordinary items, interest and taxes) of 1.25% of such Fund’s average daily net assets.

If at any time the total annual fund operating expenses of a Fund for a year are less than 1.25% of the Fund's average daily net assets, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to this Agreement within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement by the Fund does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the applicable Fund, pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

CAMPBELL & COMPANY INVESTMENT ADVISER LLC

By:
Name:
Title:

Your signature below acknowledges

acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.